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                                                                    EXHIBIT 99.1

[WEATHERFORD LOGO]                                                  News Release


          WEATHERFORD REPORTS SECOND QUARTER RESULTS OF $0.31 PER SHARE
              INCLUDING REINCORPORATION CHARGES OF $0.02 PER SHARE

HOUSTON, July 21, 2002 -- Weatherford International Ltd. (NYSE: WFT) today reported second quarter revenues of $593.9 million and net income of $38.9 million, or $0.31 per share. These results included a one-time expense of $4.5 million, or $0.02 per share, for reincorporation transaction costs. In the second quarter of the prior year, reported revenues and net income were $573.0 million and $56.4 million ($0.46 per share), respectively. Prior year results adjusted to exclude goodwill amortization would have been $71.0 million ($0.52 per share).

         In the first half of 2002, revenues were $1.2 billion and net income was $84.1 million, or $0.66 per share. In the prior year, reported revenues were $1.1 billion and net income was $99.9 million ($0.83 per share). Net income for that period, excluding goodwill amortization net of taxes, would have been $125.3 million ($0.96 per share).

         On a sequential basis, second quarter 2002 revenues increased 5 percent from the first quarter of 2002 reflecting higher activity levels throughout the Eastern Hemisphere, as well as higher revenue from new technologies, moderated by the decline in North America. Non-North American revenues, which comprised 55 percent of the company's total revenues, had sequential revenue gains of 12 percent, versus a 1 percent rig count decline. All regions contributed to the growth with the most significant improvements occurring in the Middle East/North Africa and Asia Pacific regions. North American revenues declined 4 percent sequentially, versus a 20 percent rig count decline, with a 1 percent revenues decline in the United States and Canada's seasonal revenues decline of 9 percent.

         Sequentially, EBITDA declined 5 percent compared to the first quarter 2002 level due to one-time reincorporation transaction costs, higher repair and maintenance expenses, higher R&D expenses and costs associated with two manufacturing consolidations. Overall, research and


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development costs in the quarter totaled $18.5 million, 9 percent higher than the preceding quarter. Second quarter diluted earnings of $0.31 per share were 14 percent lower than the prior quarter's diluted earnings of $0.36 per share.

DRILLING & INTERVENTION SERVICES
Second quarter revenues were $309.4 million, 9 percent below the prior year and 1 percent below the preceding quarter. EBITDA of $100.4 million was 20 percent below the prior year and 7 percent below the preceding quarter. The division's EBITDA margin of 32.5 percent in the second quarter declined from both the prior year quarter and the preceding quarter.

         Sequentially, Drilling & Intervention Services' second quarter performance reflected the drop in overall drilling activity. In Western Hemisphere markets, Drilling & Intervention Services' revenues declined 7 percent, a less severe drop than the 18 percent rate decline in rig count. In Eastern Hemisphere markets, revenues improved 5 percent, roughly twice the rate of improvement in the rig count. New technologies contribution to revenues continued to increase, particularly in international markets.

COMPLETION SYSTEMS
Second quarter revenues of $104.8 million were 21 percent above the prior year and 14 percent above the preceding quarter. EBITDA was $26.5 million, 37 percent and 23 percent higher than the prior year and preceding quarter, respectively. The division's quarterly EBITDA margin of 25.3 percent improved significantly from the prior year and previous quarter.

         Sequentially, Completion Systems' overall strong performance was moderated somewhat by the decline in Western Hemisphere activity levels. While Western Hemisphere revenue levels were essentially flat with the level of the preceding quarter, Eastern Hemisphere revenues improved 26 percent. In addition, new technologies revenues continued to increase despite the cyclical trends.


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ARTIFICIAL LIFT
Second quarter revenues were $179.7 million, 22 percent above last year and 11 percent above the preceding quarter. EBITDA of $32.0 million improved 13 percent above the prior year and 12 percent above the preceding quarter despite costs associated with two concurrent manufacturing consolidations. The division's EBITDA margin was 18 percent, slightly below the prior year quarter and slightly higher than the preceding quarter.

         On a sequential basis, Artificial Lift Systems' revenues increased due to improving performance in North American markets related to higher well maintenance activity, as well as activity related to coal bed methane and heavy oil production. International activity was also higher than the preceding quarter.


Weatherford is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 100 countries and employs approximately 15,000 people worldwide.


                                      # # #


Contact:          Don Galletly      (713) 693-4148
                  Lisa Rodriguez    (713) 693-4746


This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford's prospects for its operations and the successful completion of the plan of restructuring, all of which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International Ltd.'s and Weatherford International, Inc.'s reports and registration statements filed with the SEC, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity, the demand for and pricing of Weatherford's products and services, domestic and international economic and regulatory conditions and changes in tax and other laws affecting the proposed restructuring and our business. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.


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                         WEATHERFORD INTERNATIONAL LTD.
                   Consolidated Condensed Statements of Income
                      (In 000's, Except Per Share Amounts)

                                                             Three Months                               Six Months
                                                            Ended June 30,                            Ended June 30,
                                                  -------------------------------             -------------------------------
                                                      2002                2001                    2002               2001
                                                  -----------         -----------             -----------        ------------
Net Revenues:
       Drilling and Intervention Services         $   309,389         $   338,306             $   622,738        $   622,904
       Completion Systems                             104,804              86,857                 197,116            160,969
       Artificial Lift Systems                        179,673             147,837                 342,261            288,346
       Compression Services                                 -                   -                       -             26,939
                                                  -----------         -----------             -----------        -----------
                                                      593,866             573,000               1,162,115          1,099,158
                                                  -----------         -----------             -----------        -----------
Operating Income (Loss):
       Drilling and Intervention Services              62,628              90,550                 133,641            165,918
       Completion Systems                              18,534              12,613                  34,005             20,844
       Artificial Lift Systems                         25,959              21,365                  49,122             38,020
       Compression Services                                 -                   -                       -               (511)
       Research and Development                       (18,539)            (12,022)                (35,523)           (22,258)
       Equity in Earnings                               6,342               5,003                  13,195              7,761
       Corporate Expenses (1)                         (14,806)             (9,947)                (24,086)           (19,666)
                                                  -----------         -----------             -----------        -----------
                                                       80,118             107,562                 170,354            190,108
                                                  -----------         -----------             -----------        -----------
Other Expense:
       Other, Net                                     (1,215)                (233)                 (1,974)              (414)
       Interest Expense, Net                         (20,041)             (17,724)                (40,997)           (32,105)
                                                  -----------         -----------             -----------        -----------
Income Before Income Taxes                             58,862              89,605                 127,383            157,589
Provision for Income Taxes                            (20,010)            (33,169)                (43,312)           (57,643)
                                                  -----------         -----------             -----------        -----------
Net Income                                        $    38,852         $    56,436              $   84,071        $    99,946
                                                  ===========         ===========              ==========        ===========
Earnings Per Share:
    Basic                                          $     0.32          $     0.50              $     0.70         $     0.89
    Diluted (2)                                    $     0.31          $     0.46              $     0.66         $     0.83

Weighted Average Shares Outstanding:
    Basic                                             120,033             113,670                 119,597            112,105
    Diluted                                           135,759             135,547                 134,783            130,198

(1) Corporate Expenses for the three and six months ended June 30, 2002 include $4.5 million of reincorporation transaction costs.

(2) Diluted earnings per share for the three and six months ended June 30, 2001 excluding goodwill amortization, net of taxes, was $0.52 and $0.96, respectively.

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                         WEATHERFORD INTERNATIONAL LTD.
                            Supplemental Information
                                   (In 000's)


                                                         Three Months                                 Six Months
                                                        Ended June 30,                              Ended June 30,
                                                 ---------------------------               -----------------------------
                                                   2002               2001                    2002               2001
                                                 --------           --------               ----------         ----------
Geographic Revenues:
    Eastern Hemisphere                           $273,277           $191,344               $  514,982         $  334,833
    United States                                 193,703            238,867                  390,124            464,950
    Canada                                         74,564             76,063                  156,794            174,012
    Latin America                                  52,322             66,726                  100,215            125,363
                                                 --------           --------               ----------         ----------
                                                 $593,866           $573,000               $1,162,115         $1,099,158
                                                 ========           ========               ==========         ==========
Depreciation and Amortization:
    Drilling and Intervention Services           $ 37,781           $ 34,426               $   75,066         $   61,945
    Completion Systems                              7,960              6,682                   13,975             13,583
    Artificial Lift Systems                         6,013              6,874                   11,499             13,696
    Compression Services                                -                  -                        -              4,184
    Research and Development                          807                504                    1,532                947
    Other                                             745              1,733                    1,268              3,032
                                                 --------           --------               ----------         ----------
                                                 $ 53,306           $ 50,219               $  103,340         $   97,387
                                                 ========           ========               ==========         ==========
Research and Development:
    Drilling and Intervention Services           $  5,683           $  5,862               $   11,757         $   10,875
    Completion Systems                             10,866              5,115                   20,139              9,503
    Artificial Lift Systems                         1,990              1,045                    3,627              1,794
    Compression Services                                -                  -                        -                 86
                                                 --------           --------               ----------         ----------
                                                 $ 18,539           $ 12,022               $   35,523         $   22,258
                                                 ========           ========               ==========         ==========